EXHIBIT 99.1

World Airways Signs $19 Million New Cargo
Contract With China Airlines

Second Lease Agreement for MD-11F Aircraft in the Last 60 Days

PEACHTREE CITY, Ga., April 5, 2004 – World Airways, Inc. (Nasdaq: WLDA) today announced that it has signed a new cargo contract with China Airlines. Under the ACMI wet lease agreement, World Airways said the contract should generate a minimum of $19 million over the one-year term.

The agreement calls for World Airways to operate an MD-11F on a dedicated full-time basis on behalf of China Airlines under an ACMI (Aircraft, Crew, Maintenance and Insurance) lease agreement. The planned operating schedule calls for a minimum of three round-trip flights per week between Taipei, Taiwan, and the United States. The program will start on May 1, 2004, and will have an initial term of one year. There is an option to extend the program beyond the initial one-year term, upon mutual agreement of the parties.

According to Randy Martinez, president and chief executive officer, “The execution of this agreement is a solid indication of the growing strength of the worldwide cargo market.” He added, “This marks the second MD-11F leased from Asia-based carriers over the last two months, reflecting the continued confidence being placed in our Company by major international carriers.”

Utilizing a well-maintained fleet of international range, wide-body aircraft, World Airways has an enviable record of safety, reliability and customer service spanning more than 56 years. The Company is a U.S. certificated air carrier providing customized transportation services for major international passenger and cargo carriers, the United States military and international leisure tour operators. Recognized for its modern aircraft, flexibility and ability to provide superior service, World Airways meets the needs of businesses and governments around the globe. For more information, visit the Company’s website at www.worldairways.com.

[“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the Company’s periodic reports filed with the SEC (which reports are available from the Company upon request). These various risks and uncertainties may cause the Company’s actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of the Company in this release.]

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